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                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549


                               FORM 8-K


          Current Report Pursuant to Section 13 or 15(d) of
                 The Securities Exchange Act of 1934



September 18, 1996                          Commission File No. 1-11453
(Date of earliest event reported)


                    AMERICAN FINANCIAL GROUP, INC.



Incorporated under the laws                                IRS Employer
 of Ohio                                  Identification No. 31-1422526

                        One East Fourth Street
                       Cincinnati, Ohio  45202
                        Phone:  (513) 579-2121











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                    AMERICAN FINANCIAL GROUP, INC.

                               FORM 8-K


   Item 5. Other Events.

           Please see the News Release attached hereto to
   Exhibit 1.



   Item 7.    Financial Statements, Pro Forma Financial
              Information and Exhibits.

           (a) Not Applicable
           (b) Not Applicable
           (c) Exhibit (99) Additional Exhibits
               (1)  American Financial Group, Inc. News
   Release





                              SIGNATURES

    Pursuant to the requirements of the Securities Exchange
   Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


   September 20, 1996
                                   AMERICAN FINANCIAL GROUP,
                                   INC.



                                   By:James C. Kennedy
                                   --------------------------
                                      James C. Kennedy
                                      Secretary















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                                                         Exhibit 1
                    AMERICAN FINANCIAL GROUP
               REPORTS GAIN ON SALE OF CITICASTERS
             STRENGTHENS CERTAIN INSURANCE RESERVES
                 AND ESTIMATES HURRICANE LOSSES


      (Cincinnati, Ohio: September 20, 1996)  American  Financial
Group, Inc. (NYSE: AFG) announced three third quarter actions which will result in a significant net gain to be recorded in the quarter.

Citicasters Gain
       AFG reported that its subsidiaries had received approximately $220 million in gross cash proceeds and expect to realize a pretax gain of approximately $160 million from this week's closing of the merger of Jacor Communications, Inc. and Citicasters Inc. In the merger, each Citicasters shareholder, including AFG and its subsidiaries, received $29.50 per share in cash plus warrants to purchase Jacor common stock.

Reserve Strengthening
      In a separate action, AFG reported that it had decided to strengthen its insurance reserves relating to asbestos and other environmental matters ("A&E"). Based upon recent insurance industry studies of A&E exposure and revised standards for reserving such claims, AFG has determined that an increase of its A&E reserves is appropriate. AFG estimates that its reserves for A&E at September 30, 1996 will be about $340 million, an amount expected to be approximately 11 times the preceding three years' average claim payments. This action with respect to A&E reserves will result in a third quarter, non-cash, pretax charge of approximately $80 million.

Hurricane Fran
      While it is too soon to report the ultimate loss, AFG estimates its loss from Hurricane Fran will be between $30 million and $40 million, net of reinsurance. However, third quarter underwriting results, aside from Hurricane Fran, are expected to be improved from the second quarter.


      American Financial Group is engaged primarily in specialty and multi-line property and casualty insurance businesses and in the sale of tax-deferred annuities and certain life and health insurance products.




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